FORM NO. 7a **Registration No. 19574**

BERMUDA

CERTIFICATE OF DEPOSIT OF MEMORANDUM OF INCREASE OF SHARE CAPITAL

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital of

Central European Media Enterprises Ltd.

was delivered to the Registrar of Companies on the **25th** day of **June 2013** in accordance with section 45(3) of ***the Companies Act 1981*** ("the Act").

Given under my hand and Seal of the REGISTRAR OF COMPANIES this **3rd** day of **July 2013**

for **Registrar of Companies**

Capital prior to increase:	US$	17,600,000.00
Amount of increase:	US$	8,000,000.00
Present Capital:	US$	25,600,000.00